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                                                                  Exhibit 10.130

                     SPENCER TRASK VENTURES, INC. PROPOSAL
             FOR THE ACQUISITION OF LEHIGH VALLEY TECHNOLOGIES, INC.
                       BY VYTERIS HOLDINGS (NEVADA), INC.

        In consideration for the time, effort, and expenditures involved in negotiating this transaction, Lehigh Valley Technologies, Inc. ("LVT") shall agree to take the actions set forth herein, and the undersigned shareholders of LVT shall agree to sell all of the capital stock of LVT owned by them to Vyteris Holdings (Nevada), Inc. ("Vyteris") on the following terms:

Structure:              Vyteris and LVT will review the structure of the
                        Transaction consistent with the intention of the parties to maximize operational and tax efficiency. It is currently anticipated that 100% of the capital stock of LVT will be acquired by a newly-created wholly-owned subsidiary of Vyteris and the business of LVT will be conducted by this subsidiary of Vyteris ("LVT Sub"). LVT shareholders will receive cash and secured convertible notes for all of LVT's common stock, and any persons who hold any LVT securities convertible into or exercisable or exchangeable for LVT common stock shall convert, exercise or exchange, as applicable, such securities into LVT common stock prior to the closing. In addition, immediately prior to the Closing, LVT shall (a) be debt free except for an existing mortgage and equipment debt in the aggregate principal amount of approximately
                        $700,000, and (b) have a working capital balance
                        (current assets less current liabilities) of no less than zero.

Consideration:          Subject to final due diligence and the negotiation and
                        execution of the Definitive Transaction Agreement and any Ancillary Agreements (as defined below) as well as the fulfillment of all Closing conditions therein, Vyteris shall (i) pay $ 13 million in cash and (ii) issue $3 million of LVT Sub's 6% Secured Convertible
                        Notes (the "Notes") at Closing for all the issued and outstanding common stock of LVT. LVT shall use $510,000 of the $13 million in cash to pay debts other than the existing mortgage and equipment debt.

Secured Convertible     Maturity: three (3) years from Closing
Notes Terms

                        Obligor: LVT Sub

                        Collateral: all of the assets of 1.V 1' Sub

                        Interest: 6%, payable semi-annually

                        Conversion terms: at any time during months 27 through 33 following issuance of the Notes, the Note holders may elect to convert all or part of the Notes into common stock of Vyteris at a 25% discount to the volume-weighted average price during the 20 consecutive trading days immediately prior to the date of conversion. To the extent that all Notes are not converted into Vyteris common stock prior to the end of month 33, they will be repaid upon maturity, at the end of month 36.

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Registration:           The Vyteris common stock issued pursuant to conversion
                        of the Notes will be promptly registered under the Securities Act of 1933, as amended (the "Securities Act"), so as to permit their public resale following conversion.

Management:             Jeffrey M. Moshal wil1 be CFO of LVT Sub and a Vice
                        President of Vyteris.

Signing Date;           The parties' objective is to execute the Definitive
Closing Date:           Transaction Agreement (defined below) not later than
                        March 15, 2007 and to close the Transaction (the
                        "Closing") as soon as reasonably practicable following the date of the Definitive Transaction Agreement
                        (defined below), but in any event, no later than ten
                        (10) weeks after receipt by Vyteris of LVT's audited financial statements for its three most recent fiscal years of operations.



Definitive Transaction  The parties will use commercially reasonable efforts to
Agreement:              execute a definitive transaction agreement
                        ("Definitive Transaction Agreement") and other appropriate documents on or prior to March 15, 2007 (or such other date as may be mutually agreed upon). The
                        Definitive Transaction Agreement will contain representations, warranties, conditions and covenants customary for transactions of this type. The Definitive
                        Transaction Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

LVT No Shop:            Until the date that is ten weeks after the completion
                        date of the audited financial statements referred to in "Principal Conditions To Closing" below, neither LVT, nor any of LVT's officers, directors, employees or principal stockholders, or any representative acting on their behalf, will directly or indirectly solicit or encourage or provide any information to or enter any agreement with any corporation, entity or person other than Vyteris concerning any acquisition of all or substantially all of its shares or assets or any merger involving LVT or any subsidiary of LVT or any sale of any material assets or any sale of any shares of LVT other than pursuant to outstanding options, outstanding warrants or other outstanding convertible securities as of the date hereof.

Due Diligence:          From the date hereof to the Closing, and in order to
                        accommodate the due diligence review by each party in this Transaction, both LVT and Vyteris and their respective representatives shall be entitled, upon reasonable notice, to access during business hours to each others' books, records, properties and other assets. In addition, each party will be entitled to make extracts and copies of such books and records. It is understood that all such reviews made by LVT and

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                        Vyteris and their respective representatives shall be
                        conducted in such manner so as to not interfere unduly with the operations of either of their businesses. Each party shall cooperate fully herewith

Principal Conditions    Vyteris's shareholders and board of directors must have
To Closing:             approved the Transaction; no injunction or order must
                        be in effect by any governmental authority prohibiting the Transaction; the Ancillary Agreements (as defined below) must have been executed and delivered; there shall be no material adverse change to LVT's business;
                        there shall have been no material adverse change to Vyteris's business; the representations and warranties of the parties in the Definitive Transaction Agreement must have been true and correct when made, and in all material respects at Closing and all covenants of the parties in the Definitive Transaction Agreement required to be satisfied prior to Closing must have been satisfied.

                        In addition, prior to Closing, (i) LVT's financial statements for the fiscal years ended December 31, 2004, 2005 and 2006 will have been audited by an accounting firm satisfactory to Vyteris, and (ii) such audited financial statements will reflect operating results and period-end financial conditions not materially different from the unaudited financial statements for the same periods that have been previously provided to Vyteris.

Ancillary Agreements:   As used herein, "Ancillary Agreements" shall mean
                        any and all ancillary agreements contemplated by the Definitive Transaction Agreement including, without limitation, any and all employment agreements, non-competition agreements, confidentiality agreements, voting agreements, merger and regulatory filings, and any and all other agreements, schedules, exhibits, certificates and other documents that may be contemplated by the Definitive Transaction Agreement.

of Intent:
Termination of Letter   This binding letter of intent may be terminated (i) at
                        any time by a party hereto if the other party hereto shall have materially breached any of its obligations or agreements hereunder; and has not cured such breach within 20 days of notice; and (ii) at such time as Vyteris advises LVT that it does not wish to proceed with the proposed Transaction. Upon its termination, this letter of intent shall be null and void and of no further effect, and the parties shall have no further liability as a result thereof except with respect to the obligations of the parties pursuant to the provisions hereof entitled "Fees and Expenses."

                        Additionally, either party may terminate this binding letter of intent if the Definitive Transaction Agreement has not been executed by the parties no later than 10 weeks after Vyteris' receipt of LVT audited financial statements for 2004, 2005 and 2006.

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Fees and Expenses:      Each party will bear its own legal, accounting,
                        consulting, financial advisory and other related fees and expenses in connection with the Transaction; provided, however, that each party shall be responsible for one-half (1/2) of the cost to have the audited financial statements described above prepared, and upon execution of this letter of intent Vyteris will pay to LVT $25,000, representing Vyteris' one-half (1/2) share of such cost. If this letter of intent is terminated because Vyteris decides not to proceed with the proposed Transaction, Vyteris will reimburse LVT for its out of pocket financial statement audit expenses.

Governing Law:          This transaction shall be governed by Delaware law.

Please indicate your acceptance and approval of this letter agreement by having it executed and dated where indicated below, and returning an executed copy to the undersigned oil or before February 22. 2007.

                                      Very truly yours,

                                      VYTERIS HOLDINGS,INC.


                                      By:  /s/ Timothy S. McIntyre
                                         -------------------------
                                         Name:  Timothy S. McIntyre
                                         Title:  President/CEO
                                                 February 23, 2007


ACCEPTED AND AGREED TO:

LEHIGH VALLEY TECHNOLOGIES, INC.

By:  /s/ Jeffrey M. Moshal
   -------------------------
   Name:  Jeffrey M. Mochal
   Title:  CEO

February 21, 2007





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